Exhibit 99.1

Constellation Acquisition Corp I Announces the Separate Trading of its Common Stock and Warrants, Commencing March 19, 2021

New York – March 18, 2021 – Constellation Acquisition Corp I (NYSE: CSTA) (the “Company”) today announced that, commencing March 19, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “CSTA” and “CSTA.W,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “CSTA.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Constellation Acquisition Corp I is a blank-check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to seek a target in Europe or in North America that has a proven business model delivering sustainable competitive advantages, combined with substantial growth opportunities and is at an inflection point in their development.

Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC acted as the book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, at (800) 503-4611 or emailing a request to prospectus.cpdg@db.com and Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick, 2nd Floor, New York, New York 10014, at (866) 718-1649 or by email at prospectus@morganstanley.com.

A registration statement relating to these securities was declared effective by the SEC on February 26, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Norbert Essing
+49 5404 97080
norbert.essing@essing-kommunikation.de

Steven Lipin
+1 (212) 230-5930
slipin@gladstoneplace.com